MANAGED PORTFOLIO SERIES

SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of the August 19, 2015, to the Distribution Agreement, dated as of September 1, 2012, as amended November 19, 2014 (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) on behalf of its series, listed on Exhibit A attached hereto, and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the Advantus Dynamic Managed Volatility Fund and the Advantus Managed Volatility Equity Fund, in the manner set forth herein;

NOW THEREFORE, pursuant to Section 12 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A is hereby superseded and replaced in its entirety with
Amended Exhibit A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES                        QUASAR DISTRIBUTORS, LLC

By: /s/ James R. Arnold                                          By: /s/ James R. Schoenike

Name:  James R. Arnold                                          Name: James R. Schoenike

Title: President                                                          Title: President

Advantus                                                                                                                                                                                                                       1

Amended Exhibit A
to the
Distribution Agreement

Separate Series of Managed Portfolio Series

Name of Series
Advantus Strategic Dividend Income Fund
Advantus Short Duration Bond Fund
Advantus Dynamic Managed Volatility Fund
Advantus Managed Volatility Equity Fund

Advantus	2